Senesco Opens Two New Clinical Trial Sites and

Initiates Treatment of the First Patient in South Africa

BRIDGEWATER, N.J. (March 12th, 2014) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTC QB: SNTI) reported the opening of two new sites in the Republic of South Africa at Pretoria East Hospital and Groote Schuur Hospital in Cape Town. Treatment of the first patient in South Africa has been initiated in Senesco’s Phase 1b/2a clinical study of its product candidate, SNS01-T.

“We are excited to have opened our first clinical sites outside of North America,” stated Leslie J. Browne, Ph.D., President and Chief Executive Officer of Senesco. “The urban locations of Cape Town and Pretoria will provide access to a broader population of myeloma and lymphoma patients.”

Pretoria East Hospital, a modern 358-bed facility, includes the Albert Stem Cell Transplant Unit which is the largest center of its kind in Africa. This hematology program mostly treats patients with blood and marrow disorders, lymph cancers and also metabolic disorders. It has state-of-the-art equipment and facilities to rival those found anywhere else in the world.

Groote Schuur Hospital (GSH) is the teaching hospital of the University of Cape Town (UCT) which first gained global fame when, in December 1967, a young UCT educated surgeon named Dr. Christiaan Barnard completed the world’s first successful human heart transplant. GSH has a Clinical Hematology Division that provides comprehensive services to patients with blood disorders, including hematological malignancies. There is an active bone marrow transplant program, which is a national referral center.

“We are pleased to have initiated the treatment of our first patient in Pretoria. Cape Town and Pretoria are experienced research centers with state of the art hematology and oncology facilities,” stated Alice S. Bexon, M.D., Vice President of Clinical Development. “South Africa has the benefit of modern medical facilities and up-to-date approaches to treatment but patients do not have access to as many therapeutic options as in the US.”

The study is an open-label, multiple-dose, dose-escalation study, which is evaluating the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma, mantle cell (MCL) or diffuse large B-cell lymphoma (DLBCL) patients. While the primary objective of this study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of monoclonal protein in multiple myeloma and CT imaging in MCL and DLBC.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ and the Seattle Cancer Care Alliance in Seattle, WA. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Senesco Technologies, Inc

Senesco Technologies is a clinical-stage biotech company specializing in cancer therapeutics. Its proprietary gene regulation technology has demonstrated the ability to eliminate cancer cells and protect healthy cells from premature death. The Company is currently in a Phase 1b/2a trial with a product candidate that is designed to treat B-cell cancers, which include multiple myeloma, chronic lymphocytic leukemia, and non-Hodgkin’s B-cell lymphomas. The technology was developed over the last 15 years through the discovery that the genetic pathway for cell growth control is common to both plants and humans. For more information, please visit Senesco.com or connect with us on Facebook, Twitter, LinkedIn and Google+.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, the Company’s ability to execute a transaction with Fabrus, Inc., as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Dave Gentry

RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 104

Email: info@redchip.com

Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393
info@senesco.com